UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2010

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A
125124 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 30, 2010, Lev Khasis resigned as a member of the Board of Directors (the “Board”) of CTC Media, Inc. (the “Company”).

Effective July 30, 2010, the Board appointed Elena Grechina as a director to fill the vacancy created by the resignation of Mr. Khasis. In accordance with the terms and conditions of a stockholders’ agreement (the “Stockholders’ Agreement”) dated May 12, 2006, as amended, by and among the Company, MTG Russia AB, a wholly owned subsidiary of Modern Times Group MTG AB (“MTG Russia”), and Alfa CTC Holdings Limited, an affiliate of Alfa Bank (“Alfa”), three of our directors are currently designated by MTG Russia and three are designated by Alfa. MTG Russia and Alfa have the exclusive right to appoint and remove their respective designees, as well as the exclusive right to fill vacancies created by the resignation of one of their respective designees. Mr. Khasis was previously designated to serve on the Board by Alfa, and Ms. Grechina has been designated by Alfa to replace Mr. Khasis. Ms. Grechina previously served on CTC Media’s Board of Directors from 2008 to 2009. Ms. Grechina will be entitled to cash compensation for her services on the Board under the Company’s director compensation policies. A copy of a press release announcing the foregoing is attached hereto as Exhibit 99.1.

Item 8.01.                                          Other Events.

In a press release issued on August 3, 2010, the Company announced that the Board has declared a dividend of $0.065 per outstanding share of common stock, or approximately $10 million in total.  The record date is September 1, 2010 and the payment date is September 30, 2010.  A copy of the Press Release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.                  Financial Statements and Exhibits

(d)    Exhibits

99.1	Press release dated August 3, 2010 relating to Appointment of a New Director

99.2	Press release dated August 3, 2010 relating to Declaration of Dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: August 3, 2010	By:	/S/ BORIS PODOLSKY
Name: Boris Podolsky
Title: Chief Financial Officer

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

99.1	Press release dated August 3, 2010 relating to Appointment of a New Director

99.2	Press release dated August 3, 2010 relating to Declaration of Dividend